Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to all references to the name of Netherland, Sewell & Associates, Inc. in this Registration Statement on Form S-3 of SandRidge Permian Trust (the “Trust”) and SandRidge Energy, Inc. (“SandRidge”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) on or about October 23, 2012 (the “Registration Statement”).

We also consent to the incorporation by reference in the Registration Statement of (i) all references to the name of Netherland, Sewell & Associates, Inc. in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 26, 2012 (the “Trust’s Annual Report”), and (ii) all references to, and information taken from, the report entitled “December 31, 2011, SandRidge Permian Trust Interest in Certain Properties located in the United States — SEC Price Case” in the Trust’s Annual Report.  In addition, we consent to the incorporation by reference in the Registration Statement of (i) all references to the name of Netherland, Sewell & Associates, Inc. in SandRidge’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 27, 2012, including any amendments thereto (the “SandRidge Annual Report”), and (ii) all references in the SandRidge Annual Report to, and information taken from, the three reports listed below:

December 31, 2011, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2010, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2009, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. Rees III
Name: C.H. (Scott) Rees III, P.E.
Title: Chairman and Chief Executive Officer

Dallas, Texas
October 23, 2012